THE DREYFUS/LAUREL FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION PLAN

     WHEREAS, The Dreyfus/Laurel Funds, Inc. (formerly, The Laurel Funds, Inc.) (the “Investment Company”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”) and consists of one or more distinct portfolios of shares of common stock, as may be established and designated from time to time; and

     WHEREAS, the portfolios listed in Exhibit A, as such exhibit may be amended from time to time, are referred to herein collectively as the “Funds” and individually as a “Fund”; and

     WHEREAS, the Investment Company and its Distributor, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, have entered into a Distribution Agreement pursuant to which the Distributor will act as the distributor of shares of the Funds, or of shares of classes of the Funds, as indicated on Exhibit A (the “Shares”), as such exhibit may be amended from time to time; and

     WHEREAS, the Board of Directors of the Investment Company has adopted the Amended and Restated Distribution Plan in accordance with the requirements of the 1940 Act and Rule 12b-1 thereunder, and has concluded, in the exercise of it reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Amended and Restated Distribution Plan will benefit the Investment Company and the holders of the Shares;

     NOW THEREFORE, the terms of the Amended and Restated Distribution Plan (the “Plan”) are as set forth below:

     Section 1. Payments for Distribution-Related Services and Shareholder Servicing. The Investment Company may pay for any activities or expenses primarily intended to result in the sale of Shares, as listed on Exhibit A, as such Exhibit may be amended from time to time, and/or shareholder servicing provided with respect to such Shares. Payments by the Investment Company under this Section of this Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Investment Company's Board of Directors, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.25% of the value of a Fund's average daily net assets attributable to the Fund's Shares.

     Section 2. Expenses Covered by Plan. The fees payable under Section 1 of this Plan may be used to compensate (i) Mellon Bank, N.A. and/or any of its affiliates for shareholder servicing services provided by such entities, and/or (ii) the Distributor for distribution and/or shareholder servicing services provided by it, and related expenses incurred, including payments by the Distributor to compensate banks, broker/dealers or other financial institutions that have entered into written agreements with respect to shareholder services and sales support services (“Agreements”) with the Distributor (“Selling and Servicing Agents”), for shareholder servicing

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and sales support services provided, and related expenses incurred, by such Selling and Servicing Agents.

     Section 3. Agreements. The Distributor may enter into written Agreements with Selling and Servicing Agents, such Agreements to be substantially in such forms as the Board of Directors of the Investment Company may duly approve from time to time.

     Section 4. Limitations on Payments. Payments made by a particularFund under Section 1 must be for distribution and/or shareholder servicing rendered for or on behalf of the Shares of such Fund. However, joint distribution or sales support financing with respect to a Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Except for the payments specified in Section 1, no additional payments are to be made by the Investment Company under this Plan, provided that nothing herein shall be deemed to precludethe payments a Fund is otherwise obligated to make to The Dreyfus Corporation (“Dreyfus”) pursuant to the Investment Management Agreement, and for the expenses otherwise incurred by such Fund and the Investment Company on behalf of the Shares in the normal conduct of such Fund’s business pursuant to the Investment Management Agreement. To the extent any payments by the Investment Company on behalf of a Fund to Dreyfus, or any affiliate thereof, or to any party pursuant to any agreement, or, generally, by the Investment Company on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

     Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Section 5. Reports. So long as this Plan is in effect, the Distributor and/or Dreyfus shall provide to the Investment Company's Board of Directors, and the Directors shall review at least quarterly, a written report of the amounts expended by a Fund pursuant to the Plan, or by Selling and Servicing Agents pursuant to Agreements, and the purposes for which such expenditures were made.

     Section 6. Majority Vote. As used herein, the term “Majority Vote” of the Shares of a Fund means a vote of the holders of the lesser of (a) more than fifty percent (50%) of the outstanding Shares of such Fund or (b) sixty-seven percent (67%) or more of the Shares of such Fund present at a shareholders' meeting in person or by proxy.

     Section 7. Approval of Plan. This Plan will become effective as to any Fund at such time as is specified by the Board of Directors in approving the amendments and restatement made by this Plan; provided, however, that the Plan is approved by: (a) a Majority Vote of the Shares of such Fund if adopted after the public offering of such Shares or the sale of such Shares to persons who are not affiliated persons of the Investment Company, affiliated persons of such persons, promoters of the Investment Company, or affiliated persons of such promoters (as such terms are defined in the 1940 Act); and (b) a majority of the Board of Directors, including a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     Section 8. Continuance of Plan. This Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Investment Company'sBoard of Directors in the manner described in Section 7(b) hereof.

     Section 9. Amendments . This Plan may be amended at any time by the Board of Directors provided, that (a) any amendment to increase materially the costs which a Fund's Shares may bear for distribution pursuant to this Plan shallbe effective only upon the Majority Vote of theoutstanding Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 7(b) hereof.

     Section 10. Termination. This Plan is terminable, as to a Fund's Shares, without penalty at any time by (a) a vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, or (b) a Majority Vote of the outstanding Shares of the Fund.

     Section 11. Selection/Nomination of Directors. While this Plan is in effect, the selection and nomination of those Directors who are not “interested persons” (as defined in the 1940 Act) of the Investment Company shall be committed to the discretion of such non-interested Directors.

     Section l2. Records. The Investment Company will preserve copies of this Plan, and any related Agreements and any written reports regarding this Plan presented to the Board of Directors, for a period of not less than six (6) years from the date of this Plan, such Agreements or written report, as the case may be, the first two (2) years of such period in an easily accessible place.

     Section 13. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the Investment Company has adopted this Amended and Restated Distribution Plan as of this 27th day of January, 2000, to be effective as of the 22nd day of March, 2000.

EXHIBIT A
Investor Class Shares:

Dreyfus Bond Market Index Fund
Dreyfus Money Market Reserves
Dreyfus U.S. Treasury Reserves
Dreyfus Municipal Reserves
Dreyfus Disciplined Intermediate Bond Fund

Class A Shares:

Dreyfus Premier Balanced Fund
Dreyfus Premier Limited Term Income Fund
Dreyfus Premier Small Cap Value Fund
Dreyfus Premier Tax Managed Growth Fund
Dreyfus Premier Midcap Stock Fund
Dreyfus Premier Large Company Stock Fund

ADDENDUM

Notwithstanding anything to the contrary in the Distribution Agreement between the Company and Dreyfus Service Corporation (the "Distributor") or the Distribution Plan adopted by the Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), any contingent deferred sales charge ("CDSC") imposed on Class A, Class B, Class C and Class T shares and Distribution Plan fees attributable to Class B and Class C shares of the Fund issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds (the "Trust") or (ii) the reorganization of any such series of the Trust, shall be payable to Bear, Stearns & Co. Inc. ("Predecessor Distributor") as compensation for services rendered in connection with such original issuance. Distribution Plan fees attributable to such Class C shares shall be payable to the Predecessor Distributor for a period not to exceed one year from the date the series of the Trust originally issued the shares that were exchanged for the Class C shares of the Fund.

The services rendered by the Predecessor Distributor for which it is entitled to receive such CDSC and Distribution Plan fee payments shall be deemed to have been completed at the time of the initial sale of the shares, and such payments shall be made to the Predecessor Distributor regardless of a termination of the Predecessor Distributor as principal underwriter of the shares of the relevant series of the Trust or the termination and liquidation of such series.

A Fund's obligation to pay the Predecessor Distributor the fees and CDSCs as described herein shall not be terminated or modified for any reason (including a termination of the Distribution Agreement between the Company and the Distributor) except to the extent required by a change in the 1940 Act, the rules and regulations thereunder, or the Conduct Rules of the

National Association of Securities Dealers, Inc., in each case enacted or promulgated after the date hereof, or, as to fees payable pursuant to the Fund's Distribution Plan, in connection with the complete termination of such Plan.